Exhibit 10.26

Director Compensation for

Non-Employee Members of Board

Cash Compensation	Retainer	per qtr

Annual BOD Retainer (payable quarterly in advance)	$30,000	$7,500
Annual Audit Committee Chair Retainer (payable quarterly in advance)	$10,000	$2,500
Annual Other Committee Chair Retainer (payable quarterly in advance)	$5,000	$1,250

Meeting Fees	In Person	Telephonic
BOD	$1,500	$500
Any Committee	$500	$500

Restricted Stock

Any new non-employee director who has not been in our prior employ will receive an initial grant of restricted stock with a fair market value of $30,000. Each non-employee director shall receive an annual grant of restricted stock with a fair market value of $30,000. The restricted stock awards will be granted to each director upon election and will be vested on the first anniversary of the date of grant.

Non-employee directors shall be reimbursed for travel expenses incurred in attending Board of Directors and Committee meetings.